EXHIBIT 10.1

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                     between

                                 VITALWORKS INC.

                                       and

                               CERNER CORPORATION

                          DATED AS OF NOVEMBER 15, 2004


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                              TABLE OF CONTENTS

                                                                            Page

                                  ARTICLE I

                            DEFINITIONS AND TERMS

Section 1.1   Definitions....................................................1
Section 1.2   Other Definitional Provisions..................................6

                                  ARTICLE II

                              PURCHASE AND SALE

Section 2.1   Purchase and Sale of Assets....................................7
Section 2.2   Consents.......................................................8
Section 2.3   Excluded Assets of the Business................................9
Section 2.4   Assumption of Certain Obligations of the Business.............10
Section 2.5   Retained Liabilities of the Business..........................11
Section 2.6   Purchase Price................................................11
Section 2.7   Purchase Price Adjustment.....................................11

                                 ARTICLE III

                                   CLOSING

Section 3.1   Closing.......................................................13

                                  ARTICLE IV

                            CONDITIONS TO CLOSING

Section 4.1   Conditions to the Obligations of Purchaser and VitalWorks.....14
Section 4.2   Conditions to the Obligations of Purchaser....................14
Section 4.3   Conditions to the Obligations of VitalWorks...................15

                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF VITALWORKS

Section 5.1   Organization..................................................16
Section 5.2   Authority; Binding Effect.....................................16
Section 5.3   Non-Contravention.............................................16
Section 5.4   Governmental Authorization....................................16
Section 5.5   Financial Information.........................................16
Section 5.6   Absence of Material Changes...................................17
Section 5.7   No Litigation.................................................17
Section 5.8   Compliance with Laws..........................................18
Section 5.9   Environmental Matters.........................................19
Section 5.10  Material Contracts............................................19
Section 5.11  Intellectual Property.........................................20
Section 5.12  Real Property.................................................21
Section 5.13  Assets........................................................22
Section 5.14  Taxes.........................................................22
Section 5.15  Employee Benefits.............................................22
Section 5.16  Employees.....................................................23
Section 5.17  Certain Payments..............................................23
Section 5.18  Federal Funding...............................................23
Section 5.19  SEC Filings...................................................24
Section 5.20  Customer Contracts............................................24
Section 5.21  Disclosure....................................................24
Section 5.22  Brokers.......................................................25

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1   Organization and Qualification................................25
Section 6.2   Corporate Authorization.......................................25
Section 6.3   Binding Effect................................................25
Section 6.4   Non-Contravention.............................................25
Section 6.5   Governmental Authorization....................................25
Section 6.6   Third Party Approvals.........................................25
Section 6.7   Financial Capability..........................................26
Section 6.8   Condition of the Business.....................................26
Section 6.9   Litigation....................................................26
Section 6.10  Brokers.......................................................26

                                 ARTICLE VII

                                  COVENANTS

Section 7.1   Information and Documents.....................................27
Section 7.2   Conduct of Business...........................................27
Section 7.3   Reasonable Best Efforts; Certain Governmental Matters.........28
Section 7.4   Employees and Employee Benefits...............................29
Section 7.5   Bulk Transfer Laws............................................30
Section 7.6   No Solicitation...............................................30
Section 7.7   Noncompetition................................................30
Section 7.8   Transitional Services; License Agreements.....................33
Section 7.9   Compliance with WARN, Etc.....................................33
Section 7.10  Litigation Support............................................33
Section 7.11  Insurance.....................................................33
Section 7.12  Interim Reports...............................................33
Section 7.13  Lockbox Accounts..............................................33

                                 ARTICLE VIII

                                 TAX MATTERS

Section 8.1   Transfer Taxes................................................34
Section 8.2   Liability for Taxes and Related Matters.......................34
Section 8.3   Cooperation...................................................35
Section 8.4   Allocation of Purchase Price..................................35

                                  ARTICLE IX

                               INDEMNIFICATION

Section 9.1   Indemnification by VitalWorks.................................36
Section 9.2   Indemnification by Purchaser..................................36
Section 9.3   Notice of Claims..............................................37
Section 9.4   Third Party Claims............................................37
Section 9.5   Expiration....................................................38
Section 9.6   Certain Limitations...........................................38
Section 9.7   Losses Net of Insurance, Etc..................................39
Section 9.8   Other Limitations.............................................39
Section 9.9   Mitigation....................................................39
Section 9.10  Sole Remedy/Waiver............................................39
Section 9.11  No Consequential Damages......................................40

                                  ARTICLE X

                                 TERMINATION

Section 10.1  Termination...................................................40
Section 10.2  Effect of Termination.........................................41

                                  ARTICLE XI

                                MISCELLANEOUS

Section 11.1  Notices.......................................................41
Section 11.2  Amendment; Waiver.............................................42
Section 11.3  Assignment....................................................42
Section 11.4  Entire Agreement..............................................43
Section 11.5  Fulfillment of Obligations....................................43
Section 11.6  Parties in Interest...........................................43
Section 11.7  Public Disclosure.............................................43
Section 11.8  Return of Information.........................................43
Section 11.9  Expenses......................................................43
Section 11.10 Schedules.....................................................43
Section 11.11 Governing Law; Jurisdiction...................................44
Section 11.12 Counterparts..................................................44
Section 11.13 Headings......................................................44
Section 11.14 Severability..................................................44

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement is made and entered into as of the 15th day of November, 2004 between VitalWorks Inc., a Delaware corporation ("VitalWorks"), and Cerner Corporation, a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, VitalWorks' Medical Division (the "Division") is engaged in the business of delivering and supporting physician practice management, electronic medical record, electronic data interchange and emergency department information solutions and related products and services to physician practices, hospital emergency departments, management service organizations and other related entities (which, for the avoidance of doubt, does not include radiology practices markets; hospital operations outside the emergency department including radiology departments; ambulatory imaging centers; and specialty practices that deal with medical images) (the "Medical Business"); and

            WHEREAS, VitalWorks desires to sell, and Purchaser desires to purchase, substantially all of the assets of the Division relating to the operation of the Medical Business and certain other assets, properties and rights owned or held by VitalWorks relating solely to the anesthesiology business of VitalWorks (the "Anesthesiology Business"; together with the Medical Business, the "Business"), and in connection therewith, Purchaser has agreed to assume certain of the liabilities of VitalWorks relating to the Business, on the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

            Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "Acquisition Proposal" shall mean any proposal or offer made by any Person other than Purchaser or any Subsidiary of Purchaser to acquire all or a substantial part of the business or properties of VitalWorks, the Division, the Purchased Assets or the capital stock of VitalWorks, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving VitalWorks or the Division.

            "Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with such Person at any time during the period for which the determination of affiliation is being made.

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            "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

            "Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts (other than deposits described in Section 2.1(a) and 2.1(n)), and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

            "Closing" shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, from time to time.

            "Confidentiality Agreement" shall mean the Confidentiality Agreement between VitalWorks and Purchaser, dated May 19, 2004.

            "Employee Plan" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plan, program or arrangement and any current employment or executive compensation or severance agreements, written or otherwise, maintained or contributed to for the benefit of or relating to any employee or former employee of VitalWorks or any trade or business (whether or not incorporated) that is a member of a controlled group including VitalWorks or that is under common control with VitalWorks within the meaning of Section 414 of the Code (an "ERISA Affiliate"), to the extent that VitalWorks or any ERISA Affiliate currently has or may incur liability for payments or benefits thereunder, as well as with respect to which VitalWorks or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA.

            "Environmental Claim" means, with respect to any Person, any written notice or claim by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Law" shall mean any applicable Law, as in effect on the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals, including occupational health and safety; (ii) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land); or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of Hazardous Substances or Hazardous Materials.

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            "Environmental Liability" means all Liabilities and Losses resulting from (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain or comply with any required Environmental Permit; (iii) a Remedial Action; or (iv) harm or injury to any real property, to any Person, to public health, or to any natural resource (other than Remedial Action) as a result of exposure to Hazardous Substances or Hazardous Materials.

            "Environmental Permit" shall mean a permit, license, certificate, approval or authorization held by VitalWorks and issued by a Governmental Authority pursuant to an Environmental Law.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Final Determination" means (i) with respect to Federal Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

            "GAAP" shall mean accounting principles and practices generally accepted in the United States of America as consistently applied by VitalWorks.

            "Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

            "Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable Laws of any Governmental Authority.

            "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Materials" shall mean all materials regulated pursuant to Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, and petroleum products.

            "Hazardous Substances" shall mean any pollutant or contaminant that is regulated under any Environmental Law.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Trademark Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any


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jurisdiction, and any renewals or extensions thereof, and all goodwill relating thereto, all of the foregoing to the extent relating to the Business.

            "Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by VitalWorks in respect of the Business.

            "IRS" shall mean the Internal Revenue Service of the United States of America.

            "Knowledge of VitalWorks" shall mean the actual knowledge, after due inquiry, of any of the individuals listed on Schedule 1.1(A).

            "Laws" shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

            "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

            "Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

            "Material Adverse Effect" shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any changes, effects, events, circumstances, occurrences or states of facts (a) that are generally applicable in the United States economy; (b) that arise out of or are attributable to (i) the acts or omissions of, or circumstances affecting, Purchaser and/or its Affiliates, or (ii) the transactions contemplated by this Agreement; (c) that generally affect the industries in which the Business operates; (d) that arise out of or are attributable to acts of terrorism or war (whether or not threatened, pending or declared); (e) that is merely a failure by the Business to meet internal projections or forecasts for any period, provided that a change, effect, event, circumstance, occurrence or state of facts causing or contributing to such failure may be a Material Adverse Effect; or (f) that arise out of or are attributable to the public announcement of this Agreement or the transactions contemplated hereby.

            "Ordinary Course of Business" shall mean the ordinary course of the Business consistent with VitalWorks' past practices.

            "Patent Rights" means all rights to and in the patents and patent applications identified in Schedule 5.11, together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom.

            "Permitted Encumbrances" shall mean (i) all Liens approved in writing by Purchaser; (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the Ordinary Course of Business and which is not delinquent; (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iv) Liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate



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proceedings; (v) purchase money security interests, capital leases, mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like Liens and security obligations that are not delinquent; (vi) the rights of The Method Factory, Inc. d/b/a Wellogic or its successor as set forth in the Wellogic Agreement; or (vii) the rights of PracticeWorks, Inc. or its successor set forth in the PracticeWorks Agreement.

            "Person" shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

            "PracticeWorks Agreement" shall mean the agreement dated March 5, 2001 by and between VitalWorks and PracticeWorks, Inc., which has been amended, but which amendments do not affect the operation of the Business.

            "Purchased Assets" shall have the meaning set forth in Section 2.1, it being understood that the Purchased Assets do not include the Excluded Assets.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances or Hazardous Materials) or as otherwise defined under Environmental Laws.

            "Remedial Action" shall mean action required under Environmental Law to clean up soil, surface water or groundwater in response to a Release of Hazardous Substances or Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. "Remedial Action" also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater, and sediments in response to a Release of Hazardous Substances or Hazardous Materials and associated actions.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Subsidiary" shall mean an entity as to which VitalWorks or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of VitalWorks or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of VitalWorks or Purchaser or any other relevant entity, as the case may be.



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            "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

            "Trademark Rights" shall mean registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

            "Transfer Tax" or "Transfer Taxes" shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.

            "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

            "Wellogic Agreement" shall mean the agreement dated January 29, 2003, by and between VitalWorks and The Method Factory, Inc., as amended by amendments dated April 8, 2003, May 14, 2004, August 15, 2004 and October 4, 2004.

            "Wells Fargo Credit Facility" shall mean the credit facility provided for under the Amended and Restated Loan and Security Agreement by and between VitalWorks Inc. as Borrower, and Wells Fargo Foothill, Inc. as Lender, as amended and restated as of August 20, 2003.

            "Working Capital of the Business" shall mean the current assets included in the Purchased Assets less the current liabilities of the Business included in the Assumed Liabilities, determined in accordance with the same accounting principles, policies and practices that were used in the preparation of the June 30 Pro Forma Statement, and as otherwise set forth on Schedule 5.5.

            Section 1.2 Other Definitional Provisions. (a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States of America dollars.



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            (d) The term "including" shall mean "including, without limitation".

            (e) When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated.

                                   ARTICLE II

                                PURCHASE AND SALE

            Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, VitalWorks shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall, or cause its Subsidiary to, purchase, acquire and accept from VitalWorks, free and clear of all Liens, other than Permitted Encumbrances, all of VitalWorks' right, title and interest in the assets, properties and rights owned or held by VitalWorks related solely to the Business, other than the Excluded Assets (collectively, the "Purchased Assets"), together with the following:

            (a) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of VitalWorks in real property (the "Leased Real Property" and the leases relating to such Leased Real Property, the "Real Property Leases") that are set forth on Schedule 2.1(a);

            (b) the furniture, equipment, machinery, computer hardware, supplies, vehicles, spare parts, tools, personal property and other tangible property (i) used solely for the Business, (ii) located at the Leased Real Property (excluding equipment used by non-Business employees), or (iii) listed on Schedule 2.1(b);

            (c) the Customer Contracts, Material Contracts, and any other contracts, employment agreements, licenses (other than Intellectual Property Licenses), agreements and commitments relating solely to the Business (excluding contracts, licenses, agreements and commitments relating to the Excluded Assets) (the "Assumed Contracts");

            (d) all Inventory;

            (e) all rights to the Intellectual Property listed on Schedule 2.1(e) and the user manuals associated therewith, subject to Permitted Encumbrances (the licenses relating to Intellectual Property so licensed is referred to as the "Intellectual Property Licenses");

            (f) transferable Governmental Authorizations, including Environmental Permits, owned, utilized or licensed (subject to the terms of such licenses) by VitalWorks relating solely to and required in the operation of the Business and the Purchased Assets;

            (g) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to VitalWorks and used in the Business to the extent transferable and except as set forth on Schedule 2.1(g);



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            (h) all lists of customers and vendors of the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format), in each case to the extent primarily used in or primarily relating to the Business (it being agreed and understood that such lists shall be redacted to exclude all information not related to the Business);

            (i) the accounts and notes receivable of the Business;

            (j) the goodwill of the Business;

            (k) all advertising, marketing, sales and promotional materials relating solely to the Business or its products;

            (l) all manufacturer's warranties to the extent related to the Purchased Assets and all claims under such warranties;

            (m) all rights to the telephone numbers (and related directory listings), to the extent assignable, primarily relating to the Business;

            (n) all security deposits, earnest deposits and all other forms of security placed with VitalWorks for the performance of the Assumed Contracts and the Real Property Leases;

            (o) all other assets set forth on the Closing Date Balance Sheet;
and

            (p) all other assets set forth on Schedule 2.1(p).

            Section 2.2 Consents. (a) There shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right which is not assignable or transferable without the consent of any Person, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of VitalWorks and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof (provided that neither VitalWorks nor any of its Subsidiaries nor Purchaser shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party) and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall be transferred and assigned to Purchaser hereunder. It is further agreed and understood that only such consents set forth on
Schedule 4.2(c) shall be required to be obtained as a condition to Purchaser's obligation to close.

            (b) With respect to any Real Property Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of Section 2.2(a), after the Closing and until any requisite consent is obtained and the foregoing is sold and assigned to Purchaser, the parties shall cooperate with each other, upon written request, in endeavoring to obtain for Purchaser, at


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

no cost to VitalWorks, an arrangement to provide for Purchaser substantially comparable benefits thereof, and Purchaser agrees to indemnify VitalWorks in respect of all Liabilities of VitalWorks in respect of each such arrangement and underlying lease, license, contract, agreement or right.

            (c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Real Property Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights and that such consents have not been and may not be obtained. Purchaser agrees that VitalWorks shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Real Property Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right, as a result thereof. Purchaser further agrees that, except with respect to Material Contracts for which Required Consents may be required to be obtained pursuant to Section 4.2(c), no representation, warranty or covenant of VitalWorks contained herein shall be breached or deemed breached, and no condition to Purchaser's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination; or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

            Section 2.3 Excluded Assets of the Business. Notwithstanding any provision in this Agreement, Purchaser is not purchasing any of the following (the "Excluded Assets"):

            (a) Cash Equivalents;

            (b) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder, rights to assert claims with respect to any such insurance recoveries and all prepaid expenses and rights to refunds related thereto;

            (c) except as expressly set forth herein, all assets of any Employee Plan;

            (d) subject to the license granted by VitalWorks in the Transition Services Agreement, the "VitalWorks" name and logo;

            (e) all claims for refunds of Taxes paid by VitalWorks prior to the Closing;

            (f) any furniture, equipment, machinery, computer hardware, supplies, vehicles, spare parts, tools, personal property or other tangible property that is not used by the Business, other than any such property that is set forth on Schedule 2.1(p);

            (g) all contracts, licenses, agreements and commitments, other than the Assumed Contracts, Real Property Leases, Intellectual Property Licenses, warranties described in Section 2.1(l) and accounts and notes receivable of the Business;

            (h) the databases and software programs loaded on computers and hardware not included in Section 2.1(b), provided that to the extent such databases relate to the Business,

VitalWorks shall provide Purchaser with copies (in computer format) of such databases (with such redactions as VitalWorks may deem necessary to remove data that does not relate to the Business), which copies shall be deemed Purchased Assets;

            (i) all advertising, marketing, sales and promotional materials not relating solely to the Business; and

            (j) the assets set forth on Schedule 2.3.

            Section 2.4 Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge all Liabilities of VitalWorks, other than the Retained Liabilities, to the extent relating to the Purchased Assets or the Business, that arise, and relate to a period, on or after the Closing, together with the following Liabilities (all of such liabilities and obligations being herein collectively called the "Assumed Liabilities"):

            (a) all Liabilities reflected on the Closing Date Balance Sheet;

            (b) any Liability to the Division's customers incurred by the Division in the Ordinary Course of Business outstanding as of the Closing Date (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date except for matters listed in Schedule 2.4(i));

            (c) any Liability to customers under written warranties set forth in the Customer Contracts given to customers in the Ordinary Course of Business prior to the Closing Date (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

            (d) any Liability to be paid or performed on or after the Closing Date under the Assumed Contracts (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

            (e) all lawsuits commenced and claims made after the Closing to the extent resulting from the conduct of the Business or the ownership of the Purchased Assets after the Closing, including lawsuits and claims relating to alleged Intellectual Property infringement;

            (f) all Liabilities for sales and use Taxes to the extent accrued or reserved against in the Working Capital Statement;

            (g) all Environmental Liabilities arising after the Closing;

            (h) all Liabilities to Employees with respect to periods after the Closing, except as set forth in Section 7.4; and

            (i) Liabilities resulting from all lawsuits pending as of the Closing and listed on Schedule 2.4(i).

            Section 2.5 Retained Liabilities of the Business. Notwithstanding any provision in this Agreement, VitalWorks shall retain and be responsible for all Liabilities arising prior to the Closing, other than Assumed Liabilities, together with the following liabilities relating to the Business (the "Retained Liabilities"):

            (a) Liabilities resulting from all lawsuits pending as of the Closing (except as set forth on Schedule 2.4(i));

            (b) Liabilities for which VitalWorks expressly has responsibility pursuant to the terms of this Agreement;

            (c) Liabilities to the extent related to the Excluded Assets;

            (d) Liabilities to Employees with respect to periods prior to the Closing, except (i) as otherwise provided in this Agreement or (ii) to the extent reflected in the calculation of the Working Capital of the Business pursuant to Section 2.7;

            (e) any and all Liabilities for Taxes related to the Business or the Purchased Assets for taxable periods prior to the Closing, except for (i) Taxes attributable to actions of Purchaser occurring after the Closing or (ii) with respect to sales and use Taxes to the extent accrued or reserved against in the Working Capital Statement; and

            (f) any and all Liabilities related to VitalWorks' current or prior participation in, sponsorship, operation or maintenance of, or contributions to, an Employee Plan, except (i) as otherwise provided in this Agreement or (ii) to the extent reflected in the calculation of the Working Capital of the Business pursuant to Section 2.7.

            Section 2.6 Purchase Price. (a) The purchase price for the Purchased Assets shall be $100,000,000 (the "Purchase Price").

            (b) The Purchase Price shall be paid in immediately available funds, by wire transfer in accordance with written instructions given by VitalWorks to Purchaser not less than 2 Business Days prior to the Closing. The Purchase Price shall be subject to the adjustment provisions of Section 2.7.

            Section 2.7 Purchase Price Adjustment. (a) Within 90 days after the Closing Date, VitalWorks shall deliver to Purchaser a balance sheet reflecting only the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Closing Date Balance Sheet"), prepared in accordance with the same accounting principles, policies and practices that were used in the preparation of the June 30 Pro Forma Statement (as defined in Section 5.5), together with a statement of the Working Capital of the Business as of the Closing Date (the "Working Capital Statement"). Purchaser shall provide VitalWorks with access to the books, records, and personnel of the Business necessary for VitalWorks to prepare the Closing Date Balance Sheet and Working Capital Statement.

            (b) Purchaser may dispute the amounts reflected on the line items of the Closing Date Balance Sheet and Working Capital Statement (a "Disputed Item"), but only (i) on the basis that an entry contained on such Closing Date Balance Sheet or Working Capital

Statement is based on facts or occurrences arising between the date of the June 30 Pro Forma Statement and the date of the Closing Date Balance Sheet; (ii) on the basis that a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement; and (iii) to the extent the amount disputed with respect to any one Disputed Item exceeds $25,000 and all such allowable Disputed Items exceed $100,000 in the aggregate; provided, however, Purchaser shall notify VitalWorks in writing of each Disputed Item, and specify the amount thereof in dispute and the specific basis therefor, within 60 days after receipt of the Closing Date Balance Sheet and Working Capital Statement. The failure by Purchaser to provide a notice of Disputed Items to VitalWorks within such 60-day period will constitute Purchaser's acceptance of all the items in the Closing Date Balance Sheet and Working Capital Statement. Any item in the Closing Date Balance Sheet and Working Capital Statement which is not a Disputed Item shall constitute Purchaser's acceptance of such items after the 60-day period.

            (c) If a notice of Disputed Items shall be timely delivered pursuant to subclause (b) above, VitalWorks and Purchaser shall, during the 10 Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items. If, during such Resolution Period the parties are unable to reach agreement, VitalWorks and Purchaser shall refer all unresolved Disputed Items to Deloitte & Touche LLP, or any other independent accounting firm as VitalWorks and Purchaser shall mutually agree upon (the "Independent Accountant"). To the extent practical, the Independent Accountant shall make a determination with respect to each unresolved Disputed Item within 15 Business Days after its engagement by VitalWorks and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.7. The Independent Accountant shall deliver to VitalWorks and Purchaser, within such 15-Business-Day period, a report setting forth its adjustments, if any, to the Closing Date Balance Sheet and/or the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties and conclusive. VitalWorks and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, "Final Working Capital" shall mean (i) if no notice of Disputed Items is delivered by Purchaser within the period provided in subclause (b) above, Working Capital of the Business as shown in the Working Capital Statement as prepared by VitalWorks; or
(ii) if such a notice of Disputed Items is delivered by Purchaser, either (x) Working Capital of the Business as agreed to in writing by VitalWorks and Purchaser; or (y) Working Capital of the Business as adjusted by the Independent Accountant's calculation delivered pursuant to this subclause (c).

            (d) If the Final Working Capital is less than $(2,278,739), then VitalWorks shall, within 10 days after the determination of the Final Working Capital, pay to Purchaser, by wire transfer of immediately available funds in accordance with written instructions given to VitalWorks by Purchaser, the amount of such shortfall, together with interest on such amount from the Closing Date to the date of such payment at the Applicable Rate. If the Final Working Capital is greater than $(2,278,739), then Purchaser shall, within 10 days after the determination of the Final Working Capital, pay to VitalWorks, by wire transfer of immediately available funds in accordance with written instructions given by VitalWorks to Purchaser, the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at the Applicable Rate. For purposes of this Section 2.7(d), (x) the "Applicable Rate" shall be Closing Date LIBOR plus one percent (1%), and (y) "Closing Date LIBOR" shall be the London Interbank Offered Rate (LIBOR) as reported on the Closing Date in The Wall Street Journal for the specified interval of calendar months (expressed as the 3-month LIBOR rate, 6-month LIBOR rate, 9-month LIBOR rate and so on, as applicable) that most closely corresponds to the time period between the Closing Date and the date that payment in full pursuant to this Section 2.7(d) is made.

                                   ARTICLE III

                                     CLOSING

            Section 3.1 Closing. (a) The Closing shall take place at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York, at 10:00 a.m., New York time on January 3, 2005; provided, however, that in the event the conditions precedent specified in Article IV have not been satisfied or waived on or prior to such date (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), the Closing shall take place on the 2nd Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date". The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

            (b) At the Closing, VitalWorks shall deliver or cause to be delivered to Purchaser the following instruments and documents, in each case in a form reasonably acceptable to Purchaser:

            (i) executed copies of the Transitional Services Agreement and License Agreement (the "Related Agreements");

            (ii) a receipt for payment of the Purchase Price at Closing;

            (iii) the certificate referred to in Section 4.2(a);

            (iv) executed general warranty deeds, assignments, a general intellectual property assignment including a general trademark assignment (with trademark assignments in recordable form to be delivered after the Closing), lease assignments (where appropriate, in recordable or registrable form), bills of sale or certificates of title, in each case dated the Closing Date, transferring to Purchaser the Purchased Assets;

            (v) executed copies of the Required Consents referred to in Section 4.2(c) hereof;

            (vi) an opinion of counsel to VitalWorks, in the form and to the effect set forth on Schedule 3.1(b);

            (vii) the release of all Liens, other than Permitted Encumbrances (including the release of the Liens under the Wells Fargo Credit Facility); and

            (viii) all other previously undelivered documents required to be delivered by VitalWorks to Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

            (c) At the Closing, Purchaser shall deliver to VitalWorks the following: (i) the Purchase Price, by wire transfer in immediately available funds, to one or more accounts specified in writing by VitalWorks at least two Business Days prior to the Closing Date and (ii) the following instruments and documents, in each case in a form reasonably acceptable to VitalWorks:

            (i) executed assumption agreements and all other instruments appropriate to evidence Purchaser's assumption of the Assumed Liabilities;

            (ii) executed copies of the Transitional Services Agreement and License Agreement;

            (iii) the certificate referred to in Section 4.3(a);and

            (iv) an opinion of counsel to Purchaser, in the form and to the effect set forth on Schedule 3.1(c).

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

            Section 4.1 Conditions to the Obligations of Purchaser and VitalWorks. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

            (a) There shall not (i) be in effect any Law or Governmental Order that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, (ii) have been commenced and continuing any action or proceeding that seeks to prevent, retrain or enjoin in any respect the transactions contemplated by this Agreement and which VitalWorks is using its reasonable best efforts to defend or resolve such action or proceeding or (iii) have been threatened in writing any action or proceeding by any Governmental Authority that seeks to prevent, restrain or enjoin in any respect the transactions contemplated by this Agreement; and

            (b) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated.

            Section 4.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

            (a) VitalWorks shall have performed in all respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of VitalWorks contained herein shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by VitalWorks in the Schedules hereto; (ii) failures to perform covenants or breaches of representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect (provided that if a representation or warranty is qualified by "materiality" or "Material Adverse Effect", such qualification shall be disregarded for purposes of this
Section 4.2(a)); and (iii) those representations and warranties that address matters as of a particular date, which, subject to clause (ii) above, need be true only as of such date). Purchaser shall have received a certificate of VitalWorks, dated as of the Closing Date and signed by a senior officer of VitalWorks, certifying as to the fulfillment of the foregoing;

            (b) VitalWorks shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b);

            (c) VitalWorks and Purchaser shall have received duly executed consents to the assignment and transfer of the Assumed Contracts set forth on
Schedule 4.2(c) (the "Required Consents"); and

            (d) Purchaser shall have received an opinion of counsel to VitalWorks, in the form and to the effect set forth on Schedule 3.1(b).

            Section 4.3 Conditions to the Obligations of VitalWorks. The obligation of VitalWorks to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

            (a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Purchaser in the Schedules hereto, and (ii) those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date). VitalWorks shall have received a certificate of Purchaser, dated as of the Closing Date and signed by a senior officer of Purchaser, certifying as to the fulfillment of the foregoing.

            (b) Purchaser and its Affiliates shall have made or caused to be made delivery to VitalWorks of the items required by Section 3.1(c).

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF VITALWORKS

            VitalWorks hereby represents and warrants to Purchaser as follows:

            Section 5.1 Organization. VitalWorks is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

            Section 5.2 Authority; Binding Effect. (a) VitalWorks has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by VitalWorks of this Agreement and the Related Agreements, the performance by VitalWorks of its obligations hereunder and thereunder, have been or will have been at the Closing duly authorized by all requisite corporate action.

            (b) This Agreement constitutes, and the Related Agreements when executed will constitute, valid and binding obligations of VitalWorks, enforceable against VitalWorks in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

            Section 5.3 Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements by VitalWorks and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of VitalWorks; (ii) subject to obtaining the consents referred to in Schedule 5.3, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of VitalWorks, or to a loss of any benefit of the Business to which VitalWorks is entitled under, any Material Contract, lease of real estate or license of Intellectual Property to which VitalWorks is a party or to which its assets are subject and which relate to the Purchased Assets; and (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which VitalWorks or any of its properties or assets is subject.

            Section 5.4 Governmental Authorization. Other than as set forth in
Schedule 5.4, the execution and delivery of this Agreement by VitalWorks does not require any consent or approval of any Governmental Authority.

            Section 5.5 Financial Information. VitalWorks has delivered to Purchaser an unaudited pro forma statement reflecting only the Purchased Assets and Assumed Liabilities as of June 30, 2004 (the "June 30 Pro Forma Statement"), a copy of which is attached hereto as Schedule 5.5. VitalWorks has also delivered to Purchaser unaudited statements of operations of the Division for each of the fiscal years ended December 31, 2002 and December 31, 2003 and the three month periods ending March 31, 2004, June 30, 2004 and September 30, 2004 (such financial statements and the June 30 Pro Forma Statement are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (i) are true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and changes in financial position of the Division, as of the respective dates thereof and for the respective periods covered thereby (except for the absence of information that would ordinarily be contained in the footnotes to audited financial statements), (ii) were compiled from books and records regularly maintained by management of VitalWorks used to prepare the financial statements of VitalWorks in accordance with the principles stated therein, and (iii) were prepared in accordance with GAAP, with the exception of certain allocations and estimates and the exclusion of certain assets and liabilities not purchased or assumed herein.

            Section 5.6 Absence of Material Changes. Since June 30, 2004, except as set forth in Schedule 5.6 and Schedule 7.2, the Division has conducted its business only in the Ordinary Course of Business and there has not been any:

            (a) change that has had or is reasonably likely to have, a Material Adverse Effect;

            (b) sale, lease, license, abandonment or other disposition by VitalWorks of any material assets used in the Business, except in the Ordinary Course of Business;

            (c) increase or enhancement of the compensation or benefits of Employees other than in the Ordinary Course of Business;

            (d) incurrence of any Liability exceeding $100,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability, in each case solely to the extent arising after June 30, 2004), except items incurred in the Ordinary Course of Business;

            (e) cancellation of any debts or waiver of any claims or rights related to the Business other than in the Ordinary Course of Business;

            (f) commitments in excess of $100,000 for additions to property, plant, equipment or intangible capital assets related to the Business;

            (g) material change in any method of accounting or accounting practice related to the Business;

            (h) except for advances for travel or other expenses incurred in the Ordinary Course of Business, payment, loan or advance of any amount to any Affected Employees; or

            (i) agreement to take any action described in this Section 5.6.

            Section 5.7 No Litigation. (a) Except with respect to Environmental Laws (which are the subject of Section 5.9) or as set forth on Schedule 5.7, no litigation, investigation or proceeding by or before any Governmental Authority is pending against or, to the Knowledge of VitalWorks, threatened against VitalWorks or any of its assets or properties which relates to the Business or which challenges the validity of this Agreement or any action to be taken by VitalWorks pursuant to this Agreement. VitalWorks is not subject to any judgment, order or decree which may have an adverse effect on the Business' practices or on the Business' ability to acquire any property or to conduct the Business in any area.

            (b) Except as set forth on Schedule 5.7, the lawsuits set forth on
Schedule 2.4(i) are either not covered by a VitalWorks' insurance policy or, if so covered, the estimated exposure under such lawsuits are not in excess of the applicable deductibles under such policies.

            Section 5.8 Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 5.9), or except as to matters otherwise set forth in the Agreement or set forth in Schedule 5.8:

            (a) VitalWorks is in compliance in all material respects with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not have a Material Adverse Effect. No notice, charge, claim, action or assertion has been received by VitalWorks or has been filed, commenced or, to the Knowledge of VitalWorks, threatened against VitalWorks alleging any such violation of Law.

            (b) To the extent that the Division's products or services are sold or transferred to or used by any entity receiving payments, directly or indirectly, from a federal health care program, as defined in Social Security Act ss. 1128B(f), all sales or transfers are in compliance with all legal requirements under applicable state and federal anti-referral laws (see e.g., Social Security Act ss. 1877), anti-kickback laws (see e.g., Social Security Act ss. 1128B(b)), and all other federal and state health care fraud and abuse laws including, but not limited to Social Security Act ss. 1128B(a), (c)-(e). VitalWorks is not the subject of any investigation regarding the Business by any state or federal official that could lead to the exercise of the Secretary of Health and Human Services' exclusion authority under Social Security Act ss. 1128, the imposition of civil money penalties under Social Security Act ss. 1128A, or other criminal or civil penalties, as set out in the Social Security Act or in the Civil or Criminal False Claims Act (31 U.S.C. ss.ss. 3729 et seq. or 18 U.S.C. ss. 287, respectively). Neither VitalWorks nor to the Knowledge of VitalWorks, any of its employees has ever been the subject of federal debarment, exclusion, or suspension or an attempt by the federal government to debar, exclude or suspend that employee.

            (c) As of the Closing Date, the Division's products or services, are not subject to premarket approval under the Federal, Food, Drug, and Cosmetic Act (FFDCA) ss. 515, performance standards under FFDCA ss. 514, or premarket notification under FFDCA ss. 510(k), or the respective implementing regulations or policies of the Food and Drug Administration (FDA). The Business (i) has never been the subject of an FDA or applicable state inspection, (ii) has never received an FDA Form 483 or an FDA warning letter or other communication from the FDA of whatever type, or comparable communication from applicable state agencies, and (iii) has never had one or more of its products subject to a voluntary or involuntary recall, seizure, or libel action, or comparable adverse action or threat by the FDA or applicable state agency.

            (d) VitalWorks possesses all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted and is in material compliance with all such Governmental Authorizations.

            Section 5.9 Environmental Matters. No Governmental Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and, to the Knowledge of VitalWorks, no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged failure by VitalWorks to have any license required under Environmental Laws in connection with the conduct of the Business and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any of the foregoing; (ii) to the Knowledge of VitalWorks, no Hazardous Materials are or have been present on any of the real properties operated or leased by VitalWorks in connection with the conduct of the Business where such presence or release would result in any liability of Purchaser after the Closing; and (iii) to the Knowledge of VitalWorks, VitalWorks is not in violation of, and has not received any claim or notice that it is in violation of, any Environmental Law in connection with the conduct of the Business and there are no past or present actions, activities, circumstances, conditions or events that could form the basis of any material claim against, or any violation by VitalWorks pursuant to any Environmental Laws.

            Section 5.10 Material Contracts. (a) Except for agreements entered into after the date hereof as permitted pursuant to the provisions of this Agreement or as set forth on Schedule 5.10 (the "Material Contracts"), VitalWorks is not a party to or bound by any written:

            (i) contract, agreement or other arrangement for the purchase of Inventory or other personal property with any supplier or for the furnishing of services to the Business providing for annual financial commitments on the part of VitalWorks in excess of (A) $50,000 and extending beyond one year from the date hereof or (B) $100,000;

            (ii) contract, agreement and other arrangement for the sale of Inventory or other personal property with any supplier or for the furnishing of services by the Business, in each case with firm commitments in excess of three years from the date hereof other than Customer Contracts entered into in the Ordinary Course of Business;

            (iii) broker, distributor, dealer, manufacturer's representative, franchise or agency agreements related to the Business the terms of which provide for annual financial commitments on the part of VitalWorks in excess of $50,000;

            (iv) contract or agreement relating to indebtedness for borrowed money, the creation of any guarantee or security interest, factoring arrangements, sale and leaseback transactions or the deferred purchase price of property, in each case relating to the Business and with respect to which VitalWorks is an obligor in excess of $50,000;

            (v) research and development or design agreement relating to the Business the terms of which provide for aggregate commitments to be paid by VitalWorks in excess of (A) $50,000 and extending beyond one year from the date hereof or (B) $100,000;

            (vi) lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, in each case relating to the Business;

            (vii) any joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities with respect to the Business with any other Person;

            (viii) any contract containing covenants that restrict the business activity of the Business or limit its freedom to engage in any line of business or to compete with any Person;

            (ix) any power of attorney that is currently effective and outstanding with respect to the Business;

            (x) any contract for capital expenditures in excess of $250,000; and

            (xi) any written warranty or guaranty with respect to contractual performance extended by VitalWorks with respect to the Business, other than in the Ordinary Course of Business.

            (b) Except as disclosed in Schedule 5.10, (i) each Material Contract is valid and binding on VitalWorks, and, to the Knowledge of VitalWorks, the other party thereto, and is in full force and effect; and (ii) VitalWorks has not received notice of any breach or default under any such Material Contract and, to the Knowledge of VitalWorks, the other party thereto is not in breach of, or default under, any such Material Contract.

            Section 5.11 Intellectual Property. (a) Schedule 5.11 sets forth a list of all material Intellectual Property owned by or licensed to VitalWorks and which are used in connection with the Business. Except as set forth herein or in Schedules 5.11 or 2.4(i), (i) there is no notice of any objection or claim being asserted in writing by any Person with respect to the ownership, validity or enforceability of any Intellectual Property; (ii) VitalWorks owns, controls, or licenses such Intellectual Property; and (iii) such Intellectual Property is, free and clear of any Liens, other than Permitted Encumbrances.

            (b) No other Intellectual Property is necessary for the conduct of the Business in all material respects as currently conducted.

            (c) Schedule 5.11 sets forth the registrations and applications for Intellectual Property that are owned by VitalWorks and which are used in the Business. Such registrations and applications (i) are valid, subsisting, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, (ii) have not lapsed, expired or been abandoned, and
(iii) no Patent Rights, Trademark Rights, Internet Domain Name, registration or application for Intellectual Property is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Authority in any jurisdiction.

            (d) VitalWorks has no further payment obligations to any third parties for use of Intellectual Property used in connection with the Business, except (i) as set forth in

Schedule 5.11 and (ii) for payment obligations incurred in connection with the sale or license of third party products or services to customers of the Business. Except as set forth in Schedule 5.11, to the Knowledge of the VitalWorks, there are no conflicts with or infringements of any Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. Except as set forth in Schedule 2.4(i), there is no claim, suit, action or proceeding pending or, to the Knowledge of VitalWorks, threatened against VitalWorks with respect to the Intellectual Property used or owned in connection with the Business (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

            (e) Except as set forth in Schedule 5.11, the Intellectual Property owned by VitalWorks used in connection with the Business was either (i) developed by employees of VitalWorks or its predecessors within the scope of their employment, (ii) developed on behalf of VitalWorks by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in VitalWorks, as the case may be, pursuant to written agreements or
(iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which VitalWorks is not in breach and has no further payment obligation.

            (f) Except as set forth in Schedule 5.11, VitalWorks has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intellectual Property owned by VitalWorks and used in the Business. To the Knowledge of VitalWorks, no other person has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement that would adversely affect the use of any Intellectual Property licensed by VitalWorks and used in the Business.

            (g) Subject to the consent of those entities which are a party to those agreements listed on Schedule 4.2(c) or as set forth on Schedule 5.3, VitalWorks is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, or in the conduct of the Business as presently conducted, in breach of any license, sublicense or other agreement relating to the Intellectual Property owned or used in connection with the Business.

            Section 5.12 Real Property. VitalWorks does not own any interests in real property that is used by the Business other than the Real Property Leases.

            (a) Schedule 2.1(a) sets forth a list of all of the Real Property Leases and all leasehold interests in real property of VitalWorks used in connection with the Medical Business. A true and complete copy of each Real Property Lease has been delivered to Purchaser. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Real Property Lease is free and clear of all Liens, other than Permitted Encumbrances. There are no existing material defaults by VitalWorks under any of the Real Property Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by VitalWorks or, to the Knowledge of VitalWorks, by the applicable lessor under any Real Property Lease.

            Section 5.13 Assets. Except as set forth on Schedule 5.13 or as otherwise provided in this Agreement, VitalWorks owns, leases or has the legal right to use all of the Purchased Assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.11 and 5.12, respectively). Except as disclosed on Schedule 5.13, VitalWorks has good title to (or in the case of leased Purchased Assets, valid leasehold interests in) all Purchased Assets (other than Intellectual Property and Real Property, which are the subject of Sections 5.11 and 5.12, respectively) in each case except for Permitted Encumbrances. The Purchased Assets (including the Intellectual Property and Real Property) include all such rights, properties and other assets necessary to permit VitalWorks to conduct the Business in all material respects in the manner such business has been conducted prior to the date hereof. The equipment, machinery, computers, computer peripherals and fixtures included in the Purchased Assets are generally in good operating condition and repair (except for ordinary wear and tear), and are adequate in all material respects for the uses to which they are being put.

            Section 5.14 Taxes. Except as otherwise disclosed on Schedule 5.14:

            (a) VitalWorks has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by VitalWorks (whether or not shown on any Tax Return) have been paid.

            (b) There are no Liens for material Taxes on any of the Purchased Assets except (i) liens for current Taxes not yet due and payable, or (ii) liens listed on Schedule 5.14 with respect to unpaid Taxes that are being contested in good faith.

            Section 5.15 Employee Benefits. (a) Each Employee Plan entered into, maintained or contributed to, or required to be maintained or contributed to, by VitalWorks for the benefit of any employees of the Business has been administered in all material respects in accordance with its terms and in accordance with applicable laws, rules and regulations, including ERISA and the Code, applicable to such Employee Plan. Schedule 5.15 sets forth a complete list of each Employee Plan of VitalWorks or an ERISA Affiliate for the benefit of any Employee of the Business.

            (b) None of VitalWorks, the Business nor an ERISA Affiliate (at any relevant time) of VitalWorks or the Business has maintained, sponsored, contributed to or otherwise participated in, or had any Liability to or with respect to, any employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

            (c) None of VitalWorks, the Business nor an ERISA Affiliate (at any relevant time) of VitalWorks or the Business has maintained, sponsored, contributed to or otherwise participated in any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or have actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a "multiemployer plan."

            (d) Without limiting any other provision of this Section 5.15 and with respect to any Employee Plan, no event has occurred, no condition exists, and no event has occurred or will occur in connection with VitalWorks' sale of the Business that will subject Purchaser to any Liability.

            Section 5.16 Employees. (a) Schedule 5.16(a) contains a complete and accurate list of the following information for each employee that works for the Division as of the date set forth therein (the "Employees"), including each Employee on leave of absence or layoff status: name; job title; date of hire, years of service; current compensation paid or payable, including bonus payment; options granted; severance level, insurance, medical, dental or vision plan and vacation eligibility. Except as set forth on Schedule 5.16(a), each Affected Employee has executed an employment agreement substantially in one of the forms attached to Schedule 5.16(a).

            (b) To the Knowledge of VitalWorks, except as set forth on Schedule 5.16(b) no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an Employee, or (ii) the ability to conduct the Business. To the Knowledge of VitalWorks, no Employee has entered into any agreement that requires the Employee to transfer, assign or disclose information concerning his or her work to anyone other than VitalWorks.

            (c) VitalWorks is not a party to any collective bargaining agreement or any other contract to or with any labor union or other employee representative of a group of employees.

            (d) Schedule 5.16(d) lists (in the case of written documents) or describes (in the case of unwritten material) any of the following with respect to which VitalWorks has or may have any existing or future obligation (the "Employment Obligations") to any past or present employee of the Business (other than the obligations set forth in Section 5.16(a)), consultant, individual independent contractor, director, officer or person engaged in any similar capacity with regard to the Business: contracts between VitalWorks and any such Employee, consultant, individual independent contractor, director, officer or person; or policies, plans, terms, conditions or practices of VitalWorks relating to any aspect of VitalWorks' relations with Employees generally, or any individual or class of Employees, consultants, individual independent contractors, directors, officers or persons.

            Section 5.17 Certain Payments. Neither VitalWorks nor, to the Knowledge of VitalWorks, any director, officer, agent, or Employee of VitalWorks, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business.

            Section 5.18 Federal Funding. Except as set forth on Schedule 5.18, none of the products or services of the Division currently offered or in development were invented, developed, conceived or reduced to practice with Federal funding or other Federal assistance.

            Section 5.19 SEC Filings. (a) VitalWorks has filed all reports, filings, registration statements and other documents required to be filed by it with the Securities and Exchange Commission since January 1, 2002 (the "VitalWorks SEC Documents"). As of its filing date, each VitalWorks SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

            (b) No VitalWorks SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No VitalWorks SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            Section 5.20 Customer Contracts. (a) At least seventy percent (70%) of the customer contracts of the Business ("Customer Contracts") are substantially in one of the forms attached hereto on Schedule 5.20(a) which forms may have been amended by addendum. None of such addenda grant a customer any exclusive license, joint ownership, or exclusive ownership of any of the Intellectual Property listed on Schedule 5.11. Substantially all such addenda do not grant a customer any indemnification regarding intellectual property infringement beyond the United States, a perpetual fixed fee or no fee for services, unusual source code escrow provision, support guaranty, unlimited liability, indemnity other than for intellectual property infringement, an express refund provision for all license fees paid, unusual performance warranty, response time warranty, unusual engineering commitments, an unlimited scope of use license or any payments tied to acceptance of product or services provided by VitalWorks.

            (b) Schedule 5.20(b) lists the Division's 100 largest customers (ranked by revenue for the period October 1, 2003 through September 30, 2004) (the "Top 100 Customers").

            (c) Without limiting the foregoing, to the Knowledge of VitalWorks, the Business is being conducted in conformity with the Customer Contracts and all applicable laws with respect thereto. To the Knowledge of VitalWorks, VitalWorks is performing its obligations under the Customer Contracts in all material respects and such contracts are in full force and effect in accordance with their terms.

            (d) To the Knowledge of VitalWorks, except as set forth on Schedule 5.20(d), neither (a) five of the Top 100 Customers, nor (b) one or more customers of the Business having aggregate revenue for the 12 most recently completed months prior to the date hereof of more than $2,000,000, have informed VitalWorks of their intent to alter or terminate their respective Customer Contracts.

            Section 5.21 Disclosure. No representation or warranty made by VitalWorks in this Agreement or in the certificate provided to Purchaser pursuant to Section 4.2(a) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

            Section 5.22 Brokers. Except for William Blair & Company and American Appraisal Associates, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VitalWorks. VitalWorks is solely responsible for the fees and expenses of William Blair & Company and American Appraisal Associates.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to VitalWorks as follows:

            Section 6.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

            Section 6.2 Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser.

            Section 6.3 Binding Effect. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

            Section 6.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Purchaser and any of its Affiliates is a party or is subject; or (iii) assuming compliance with the matters set forth in Sections 5.4 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

            Section 6.5 Governmental Authorization. Except as set forth in
Schedule 6.5, the execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority.

            Section 6.6 Third Party Approvals. Except as set forth on Schedule 6.6, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Purchaser.

            Section 6.7 Financial Capability. As of the date hereof and on the Closing Date, Purchaser has and will have sufficient funds to make the Purchase Price on the terms and conditions contemplated by this Agreement.

            Section 6.8 Condition of the Business. Purchaser and its representatives and agents have made all inspections and investigations of the Business and the Purchased Assets deemed necessary or desirable by Purchaser. Purchaser is purchasing the Purchased Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of VitalWorks not expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by VitalWorks in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in this Agreement or in the certificate provided to the Purchaser pursuant to Section 4.2(a). Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of VitalWorks set forth in this Agreement or in the certificate provided to the Purchaser pursuant to Section 4.2(a). EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER. Purchaser further represents that neither VitalWorks nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding, the Business, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither VitalWorks nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives, or Purchaser's use of, any such information, including any confidential memoranda distributed on behalf of VitalWorks relating to the Business or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Business.

            Section 6.9 Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending or, threatened, before any court, governmental entity or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

            Section 6.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VII

                                    COVENANTS

            Section 7.1 Information and Documents. (a) From and after the date hereof and pending Closing, upon reasonable advance notice, VitalWorks shall permit Purchaser and its representatives to have reasonable access, during regular normal business hours, to the assets, employees, books and records of VitalWorks relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with VitalWorks' operation of its business, including the Business; and provided, further, that VitalWorks shall not be required to take any action which could constitute a waiver of attorney-client privilege.

            (b) All information received by Purchaser and given by or on behalf of VitalWorks in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as "Evaluation Material", as defined in, and pursuant to the terms of, the Confidentiality Agreement.

            (c) VitalWorks shall use commercially reasonable efforts to provide the following items to a reasonable number of Purchaser employees, upon advance notice: (i) access to relevant VitalWorks' employees (in addition to those set forth on Schedule 7.1), (ii) side-by-side training as reasonably necessary,
(iii) access to written company-wide processes and policies, and (iv) reasonable use of VitalWorks' property. All of the above shall be provided solely in support of the transition of the processes and systems listed on Schedule 7.1 from VitalWorks to Purchaser; provided, however, that items (i), (iii) and (iv) of this Section 7.1(c), must not unreasonably interfere with VitalWorks' operation of its business, including the Business; and provided, further, that VitalWorks shall not be required to take any action which could constitute a waiver of attorney-client privilege. In addition, those employees set forth on
Schedule 7.1 or such other employee(s) with similar qualifications will dedicate a majority of such employees working time in support of the transition of the processes and systems listed on Schedule 7.1 from VitalWorks to Purchaser.

            Section 7.2 Conduct of Business. From and after the date hereof and to the Closing, except (i) as set forth on Schedule 7.2 or as otherwise contemplated by this Agreement or (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, VitalWorks agrees that it will conduct the Business, and will cause the Business to be conducted, in the Ordinary Course of Business, and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and keep available the services of the present employees of the Business. From and after the date hereof and to the Closing, except (i) as set forth on Schedule 7.2 or as otherwise contemplated by this Agreement and
(ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, VitalWorks covenants and agrees that it shall:

            (a) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

            (b) not incur, create or assume any Lien, other than Permitted Encumbrances, with respect to any material asset;

            (c) not acquire or dispose of any material assets outside of the Ordinary Course of Business;

            (d) not enter into any material contract or material lease relating to the Business other than in the Ordinary Course of Business;

            (e) except for customary merit, cost-of-living and promotional increases in the Ordinary Course of Business, not increase the rate of compensation for any employee of the Business;

            (f) not waive any material right, forgive any material debt (other than intercompany debt) or release any material claim relating to the Business, except in the Ordinary Course of Business;

            (g) not accelerate or delay the sale of services or equipment constituting the conduct of the Business or the collection of accounts receivable of the Company in a manner that is not in the Ordinary Course of Business;

            (h) not take any action that would cause or result in, or that would reasonably be expected to cause or result in (i) any of the representations or warranties set forth in this Agreement not to be true and correct as of the Closing Date or (ii) the nonperformance in any material respect of VitalWorks' covenants set forth in this Agreement;

            (i) not amend any material term of, or waive any material right under, any Material Contract; and

            (j) not agree to take any of the foregoing actions.

            Section 7.3 Reasonable Best Efforts; Certain Governmental Matters.
(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser or VitalWorks in connection with the acquisition of the Purchased Assets or the taking of any action contemplated by this Agreement.

            (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (c) Without limiting the generality of the undertakings pursuant to this Section 7.3, Purchaser and VitalWorks agree to (i) provide or cause to be provided promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Purchased Assets and the transactions contemplated by this Agreement; and (ii) file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than 15 Business Days after the date hereof, and thereafter comply with any requests for additional information or documentary material that may be made under the HSR Act and cooperate with the other party in connection with such filing. Notwithstanding the foregoing, Purchaser shall not be required to hold separate (including by trust or otherwise) or to divest any of its businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of its businesses or assets, in order to comply with this Section 7.3.

            Section 7.4 Employees and Employee Benefits.

            (a) As of the Closing Date, subject to Purchaser's standard hiring practices (including without limitation completion of Purchaser's standard application, background check and personnel requirements) Purchaser shall offer employment (or cause its Subsidiary to offer employment) to substantially all employees of the Business who are employed by the Business on the Closing Date ("Affected Employees") on terms and conditions (including, without limitation, base salary or hourly wages and bonus opportunities) that are substantially comparable in the aggregate to those in effect with respect to the Affected Employees on the date hereof as set forth on Schedule 5.16. Purchaser agrees to fully indemnify and defend and hold harmless VitalWorks with respect to all claims (including, without limitation, severance or discharge claims), actions, judgments, awards, settlements, payments and any other liability incurred by VitalWorks as a result of (i) Purchaser's failure to comply with the requirements of the foregoing provisions of this Section 7.4(a) or (ii) the manner in which Purchaser undertakes to fulfill its obligations with respect to the requirements of the foregoing sentence. Purchaser shall be responsible for all severance obligations, including any liability arising under WARN, to employees of the Business who are employed by the Business on the Closing Date that are not offered employment by Purchaser.

            (b) For not less than six months following the Closing Date, Purchaser shall maintain, or shall cause its Affiliates to maintain, compensation and Benefit Plans for Affected Employees who accept employment with Purchaser or an affiliate of Purchaser (each, a "Hired Employee") that are, in the aggregate, no less favorable on balance than as provided under the compensation arrangements and Benefit Plans as in effect on the date hereof as set forth on Schedules 5.15 and 5.16; provided, that nothing in this Section 7.4 shall be deemed to change the status of the Hired Employees as "at-will" employees.

            (c) Purchaser shall, or shall cause its Affiliates to, honor all vacation days earned by Hired Employees as of the Closing Date. All such vacation days have been awarded in accordance with VitalWorks policies, attached hereto as Schedule 7.4(c). To the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, Purchaser shall, or shall cause its Affiliates to, give all Hired Employees full credit for all services with VitalWorks (or any predecessor employer) for purposes of benefit accrual, eligibility, and vesting under the following employee benefit plan arrangements maintained by Purchaser or any affiliate thereof: 401(k) retirement plan, short term disability insurance and vacation.

            (d) To the extent required by the Health Insurance Portability and Accountability Act of 1996, as amended, Purchaser shall, or shall cause its Affiliates to, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements with respect to such life, health or long-term disability plans in which such Hired Employees may be eligible to participate after the Closing Date other than limitations or waiting periods that are already in effect with respect to such Hired Employee and that have not been satisfied as of the Closing Date under any life, health or long-term disability insurance plans maintained for the Hired Employee immediately prior to the Closing Date, and (ii) with respect to any health insurance plan, provide each Hired Employee with credit for any deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Hired Employees are eligible to participate in after the Closing Date.

            Section 7.5 Bulk Transfer Laws. Purchaser acknowledges that VitalWorks has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

            Section 7.6 No Solicitation. (a) VitalWorks shall not, and shall not authorize or permit any of its Subsidiaries, or any officers, directors, employees, agents, or representatives of VitalWorks or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by VitalWorks or any of its Subsidiaries), to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or maintain or continue discussions or negotiations regarding, or furnish to any person or entity any information with respect to, any Acquisition Proposal or agree to or endorse any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any of voting securities of VitalWorks or the Business, or (iv) enter into any agreement with respect to any Acquisition Proposal for VitalWorks; provided, however, that, VitalWorks shall not in any way be restricted by the preceding sentence from discussing, negotiating or otherwise taking any action with regard to a proposal that does not involve the Purchased Assets or does not prevent VitalWorks from completing the transaction contemplated by this Agreement.

            Section 7.7 Noncompetition. (a) Subject to the provisions of this
Section 7.7, VitalWorks agrees that for a period of five years from the Closing Date (the "Non Compete

Period"), VitalWorks shall not, and it shall cause its Subsidiaries not to, compete in any material respect with the Business as conducted as of the Closing Date ("Competitive Activity") or directly or indirectly own any interest in any party that is engaged primarily in a Competitive Activity; provided, however, that it shall not be deemed to be a violation of this subsection for VitalWorks or any of its Subsidiaries; (i) to invest in or own any non-voting debt securities or other non-voting debt obligations; (ii) to invest in any third Person (including any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as VitalWorks' or any of its Subsidiary's investment is less than 10% of the outstanding ownership interest in such third Person and VitalWorks and its Subsidiaries do not control or conduct such third Person or Competitive Activity; (iii) to invest in, own an interest in, or acquire all or a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity; (iv) to invest in securities having less than 5% of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system; or (v) to own any equity interests through any employee benefit plan or pension plan. For purposes of this Section 7.7, "engaged primarily in a Competitive Activity" shall mean that greater than 20% of the aggregate net revenue derived during the last complete fiscal year of such Person (calculated on a consolidated basis) is derived from the Competitive Activity. Each investment or acquisition made by VitalWorks or its Subsidiaries which is subject to the provisions of this Section 7.7 must be permissible hereunder at the time of such investment; provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.7.

            (b) Notwithstanding anything in this Agreement to the contrary, in the event of (i) any merger, combination, consolidation or similar business transaction involving VitalWorks in which the holders of VitalWorks stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the voting securities of the surviving or continuing Person in such transaction, (ii) the sale or transfer by VitalWorks of all or substantially all of its assets to an acquiring Person in which the holders of VitalWorks stock immediately prior to such closing are not the holders of a majority of the voting securities of the acquiring Person, or (iii) the sale by the holders of VitalWorks stock of an amount of VitalWorks stock that equals or exceeds a majority of the shares of VitalWorks stock issued and outstanding immediately prior to such closing to a Person in which the holders of the VitalWorks stock immediately prior to such closing are not the holders of a majority of the voting securities of such Person, where at the time of such transaction the surviving or continuing Person, as the case may be, is engaged in whole or in part, directly or indirectly, in Competitive Activity (such surviving or continuing Person, an "Acquirer") Section 7.7(a) shall not apply to such Acquirer and such Acquirer shall not be bound by the terms and restrictions of Section 7.7(a).

            (c) Notwithstanding anything in this Agreement to the contrary, VitalWorks shall be permitted to engage in Competitive Activity during the Non Compete Period, provided such Competitive Activity does not involve the sale of EDIS (Emergency Department Information System) software or anesthesiology practice management software, and such Competitive Activity includes the license of PACS Software (defined below); provided, however, that the sale of EMR (Emergency Medical Records) software by VitalWorks shall be prohibited for the eighteen month period immediately following the Closing. PACS Software shall mean software that allows the user to manage, store, retrieve and manipulate medical images.

            (d) For a period of five years after the Closing Date, VitalWorks shall not, and it shall cause its Subsidiaries not to, directly or indirectly, induce or attempt to induce any customer or prospective customer of the Business to alter or terminate their relationship with the Purchaser solely as it relates to the Business as conducted as of the Closing Date, or, violate the terms of their customer contracts with Purchaser at any time after the Closing Date.

            (e) For a period of five years after the Closing Date, VitalWorks shall not, and it shall cause its Subsidiaries not to, directly or indirectly, induce or attempt to induce any Hired Employees, officers, employees, representatives, independent contractors or agents of Purchaser or any of its Affiliates engaged solely in the Business to leave the employ of Purchaser or any such Affiliate for employment with VitalWorks or its Subsidiaries, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude (i) the hiring of employees or independent contractors of Purchaser or any of its Affiliates who approach VitalWorks regarding employment on an unsolicited basis and (ii) the rights of VitalWorks and its Subsidiaries to make generalized searches for employees or independent contractors by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees or independent contractors employed by the Business. Notwithstanding the foregoing, for a period of five years after the Closing Date, VitalWorks shall not hire the individuals set forth on Schedule 7.7(e).

            (f) Prior to Closing, except with respect to Affected Employees or as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed by VitalWorks or any of its Affiliates. For a period of five years after the Closing Date, neither Purchaser nor any of its Affiliates shall, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of VitalWorks or any of its Subsidiaries to leave the employ of VitalWorks or any of its Subsidiaries, for employment with Purchaser or any of its Affiliates, or violate the terms of their contracts, or their employment arrangements, except that nothing in this sentence shall restrict or preclude, (i) the hiring of the Hired Employees, (ii) the hiring of employees of VitalWorks or its subsidiaries who approach Purchaser regarding employment on an unsolicited basis, and (iii) the rights of Purchaser or its Affiliates to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by VitalWorks or its Subsidiaries.

            (g) VitalWorks and Purchaser acknowledge that this Section 7.7 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of VitalWorks and Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.7 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 7.7 shall be enforced to the fullest extent permitted under applicable Law. If all or part of this Section 7.7 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.7 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

            Section 7.8 Transitional Services; License Agreements. (a) At the Closing, Purchaser and VitalWorks shall enter into, execute and deliver a transitional services agreement substantially to the effect set forth on
Schedule 7.8(a) (the "Transitional Services Agreement").

            (b) At the Closing, Purchaser and VitalWorks shall enter into, execute and deliver a license agreement substantially to the effect set forth on
Schedule 7.8(b) (the "License Agreement"), in order to effectuate the licensing of certain items, as set forth on Schedule 5.11.

            Section 7.9 Compliance with WARN, Etc. With respect to WARN or other similar Laws of any jurisdiction, Purchaser will timely give any notices and take any other actions as may be required thereunder, provided that the foregoing shall not apply with respect to any WARN notices and other actions required with regard to VitalWorks' Connecticut headquarters. VitalWorks shall assist Purchaser in complying with WARN, if required.

            Section 7.10 Litigation Support. Purchaser and its Affiliates on the one hand and VitalWorks and its Affiliates on the other hand will cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Business or its former employees for which they have responsibility under this Agreement by providing the other party and such other party's legal counsel and other designated Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.10. VitalWorks shall keep Purchaser informed of the status of the pendency of the relevant Liabilities and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits. For so long as any Liabilities or lawsuits involving the Business for which VitalWorks has responsibility under this Agreement remain outstanding, Purchaser will advise VitalWorks of material issues involved in the lawsuits involving the Business for which it has responsibility and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

            Section 7.11 Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business shall continue in force only for the benefit of VitalWorks and not for the benefit of Purchaser, and Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods after the Closing.

            Section 7.12 Interim Reports. Until the Closing Date, VitalWorks shall deliver to Purchaser within 30 days after the end of each calendar month (beginning with November 2004) a copy of the Division's internal income statement as of the last day of such month prepared in a manner and containing information consistent with VitalWorks' current practices.

            Section 7.13 Lockbox Accounts. Within thirty days after the Effective Date, VitalWorks shall open a separate lockbox for the Business only (the "Business Lockbox") and send written notice advising the Business customers of the new Business Lockbox. As of such date subsequent Business customers statements will be modified to reflect the new Business

Lockbox. VitalWorks will use reasonable efforts to open such Business Lockbox at a bank to be selected by Purchaser. Effective as of the Closing Date, VitalWorks shall transfer to, and otherwise vest in, Purchaser the exclusive right to the Business Lockbox. After the Closing, if Vitalworks comes into possession of any payments with respect to any accounts receivable related to the Business, it shall deposit such payments into the Business Lockbox accounts or other depository accounts, or transfer such payments to another account designated by Purchaser. If Purchaser comes into possession of any payments that Purchaser's records indicate are not made with respect to an account receivable related to the Business and owned by Purchaser, it shall deposit such payments into the separate lockbox account or other depository account designated by VitalWorks. The parties acknowledge and agree that, following the Closing, Purchaser or its designees shall have sole dominion and control over the Business Lockbox account including, without limitation, the exclusive right to revoke any instructions given to the bank that maintains the Business Lockbox and the exclusive right to cancel or change the automatic transfer instructions related to the Business Lockbox account. Each party shall have the right to inspect the records of the other upon reasonable request in connection with this Section 7.13.

                                  ARTICLE VIII

                                   TAX MATTERS

            Section 8.1 Transfer Taxes. All Transfer Taxes attributable to the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Purchaser, and Purchaser, shall indemnify VitalWorks, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives for any such Taxes imposed on VitalWorks. VitalWorks and Purchaser shall cooperate to timely prepare any returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Unless otherwise required by applicable law, Purchaser will file all returns or other filings with respect to Transfer Taxes, and promptly following the filing thereof, Purchaser will furnish to VitalWorks a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. With respect to any such returns or filings required to be filed by VitalWorks, Purchaser shall pay to VitalWorks, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to the Transfer Taxes shown on such return or other filing, and VitalWorks will furnish to Purchaser a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

            Section 8.2 Liability for Taxes and Related Matters. (a) VitalWorks shall prepare or cause to be prepared all Tax Returns relating to the Purchased Assets for periods ending on or prior to the Closing.

            (b) VitalWorks shall prepare and file all Tax Returns relating to all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that begins before the Closing and ends after the Closing (each such taxable period, a "Straddle Period", and such Taxes, "Straddle Period Taxes"), whether imposed or assessed before or after the Closing. Purchaser shall be liable for and shall indemnify VitalWorks, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against all liability for
(i) in the case of any Straddle Period Taxes other than Straddle Period Taxes based upon income or receipts, the amount of such Straddle Period Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending after the Closing and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Straddle Period Taxes based upon or related to income or receipts, the amount which would be payable if the relevant Tax period began after the Closing. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner that does not accelerate deductions or defer income. With respect to any such Straddle Period returns or filings, Purchaser shall pay to VitalWorks, not later than five (5) Business Days before the due date for payment of such Straddle Period Taxes, an amount equal to the portion of such Straddle Period Taxes for which Purchaser is liable under this Section 8.2(b), and VitalWorks shall, following the filing thereof, furnish to Purchaser a copy of such return or other filing and a copy of a receipt showing payment of any such Straddle Period Tax. For the avoidance of doubt, sales and use Taxes (the liability for which is provided in Section 2.4(f) and 2.5(e)) shall not be considered Straddle Period Taxes for purposes of this Section 8.2(b).

            Section 8.3 Cooperation. Purchaser and VitalWorks agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Business (including, access to books and records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and VitalWorks shall cooperate, or cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 8.3. Purchaser and VitalWorks shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Purchased Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and VitalWorks shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any Tax Audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

            Section 8.4 Allocation of Purchase Price. (a) Within 90 calendar days after the Closing Date VitalWorks shall prepare and deliver to the Purchaser a schedule (the "Allocation Schedule") allocating the Purchase Price and the liabilities assumed by Purchaser pursuant to this Agreement among the Purchased Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder (or any comparable provisions of state or local tax law) or any successor provision.

            (b) Purchaser will have the right to make reasonable objections to the Allocation Schedule, if and to the extent Purchaser believes in good faith that the Allocation Schedule was not prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder, within ten (10) Business Days after its receipt thereof, in which event Purchaser and VitalWorks will negotiate in good faith to resolve such objections. If Purchaser and VitalWorks cannot resolve Purchaser's reasonable objections to the Allocation Schedule within ten (10) Business Days after VitalWorks' receipt of such objections, such dispute with respect to the Allocation Schedule shall be presented on the next day to a nationally recognized independent accounting firm jointly chosen by the parties, or, if they cannot agree, jointly chosen by their respective accounting firms. The accounting firm, whose review shall be limited to whether a disputed item has been prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder, shall render a decision within five (5) Business Days thereafter, which decision shall be final and binding upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Purchaser and VitalWorks.

            (c) Purchaser and VitalWorks each shall report all Taxes and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, in any audits or examinations by any taxing authority or any other proceedings), unless, and then only to the extent, required by a Final Determination. Purchaser and VitalWorks shall exchange completed and executed forms with respect to the allocation (including Internal Revenue Service Form 8594) at least 30 days prior to the due date for filing such forms and shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

                                   ARTICLE IX

                                 INDEMNIFICATION

            Section 9.1 Indemnification by VitalWorks. Subject to the provisions of this Article IX, VitalWorks agrees to defend, indemnify and hold harmless Purchaser, its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages (collectively, a "Loss" or the "Losses") arising directly from (i) any Retained Liability, (ii) any breach by VitalWorks of any of its covenants or agreements contained in this Agreement, (iii) any breach of any warranty or representation of VitalWorks contained in this Agreement or in the certificate provided to Purchaser pursuant to Section 4.2(a), or (iv) any non-compliance with bulk transfer or similar Laws to the extent the underlying obligation to the creditor is not an Assumed Liability.

            Section 9.2 Indemnification by Purchaser. Subject to the provisions of this Article IX, Purchaser agrees to defend, indemnify and hold harmless VitalWorks and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all Loss claimed or arising directly from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, or (iii) any breach of any warranty or representation of Purchaser contained in this Agreement or in the certificate provided to VitalWorks pursuant to Section 4.3(a).

            Section 9.3 Notice of Claims. (a) If any of the Persons to be indemnified under this Article IX (the "Indemnified Party") has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the "Indemnifying Party") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability as a Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this
Section 9.3 shall not limit the obligation of the Indemnifying Party under this
Article IX, except (i) to the extent such Indemnifying Party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 9.5.

            (b) Each party will provide notice and an opportunity to comment to the other party before filing any report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of this Article. In the event a party is required to file any report, notification or filing immediately, such party will provide simultaneous notice to the other party when it files the report with the Governmental Authority.

            Section 9.4 Third Party Claims. (a) If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.3 of the assertion of any third party claim, action, suit or proceeding (a "Third-Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person or entity; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

            (b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

            (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it other than as a result of monetary damages, the Indemnified Party may, by notice to the Indemnifying Party, have the right to control and direct, through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnifying Party, the defense and settlement of such Third-Party Claim. In any such Third-Party Claim, the party having the right to control and direct the defense or settlement of the Third-Party Claim is referred to herein as the "Controlling Party" and the other Party is referred to as the "Participating Party". The Participating Party in any such Third-Party Claim shall be entitled to participate fully in the defense of such claim with internal counsel or with outside counsel reasonably acceptable to the Controlling Party, and the Controlling Party shall permit counsel for the Participating Party to attend all significant internal meetings, all meetings with representatives of plaintiffs, hearings and the like. Counsel for the Participating Party also shall be given a reasonable opportunity to comment upon all memoranda of law, pleadings and briefs and other documents relating to the Third-Party Claim, and the Controlling Party and its counsel shall give reasonable consideration to the comments of counsel for the Participating Party. The Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its prior consent, (not to be unreasonably withheld).

            Section 9.5 Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant to Sections 3.1(b) or (c), shall survive the Closing. Notwithstanding the foregoing, all representations and warranties made herein or in any certificate delivered pursuant to Sections 3.1(b) or (c), and all indemnification obligations under Sections 9.1 and 9.2 with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after the date which is eighteen months following the Closing Date, unless prior to such date a claim for indemnification with respect thereto shall have been made with reasonable specificity, by written notice given under Section 9.3. Notwithstanding the foregoing, the representations and warranties contained in Sections 5.2, 5.9, 5.13, 5.14 and 6.2 shall survive the Closing and continue in full force and effect for a period beginning on the Closing Date and ending upon the expiration of the applicable statute of limitations, and they shall thereafter be of no further force and effect.

            Section 9.6 Certain Limitations. (a) Notwithstanding the other provisions of this Article IX, neither party hereto shall have any indemnification obligations for Losses under

Section 9.1(iii) (except in connection with a breach of representations and warranties contained in Sections 5.2, 5.9, 5.13 and 5.14) or Section 9.2(iii) (except in connection with a breach of a representation and warranty contained in Section 6.2), (i) for any individual item where the Loss relating thereto is less than $37,500 and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $37,500, unless the aggregate amount of all such Losses exceeds $1,250,000, in which event VitalWorks shall be required to pay the amount of such Losses which exceeds $1,250,000, but only up to a maximum amount of $18,000,000.

            Section 9.7 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.1 or 9.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (i) and (ii), a "Collateral Source"), and (iii) an amount equal to the present value (utilizing a discount rate equal to the Applicable Rate defined in Section 2.7(d) of the tax benefit, if any, attributable to such Loss. Indemnification under this
Article IX shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under
Section 9.1 or 9.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

            Section 9.8 Other Limitations. No claim for breach of representation or warranty shall be made by Purchaser under Section 9.1(iii) if (a) such claim is based on a fact or an event occurring prior to Closing (whether or not also occurring prior to the date of this Agreement), (b) such fact or event was disclosed by VitalWorks prior to Closing, and (c) but for an express waiver of the closing condition set forth in Section 4.2(a) with respect to such breach, Purchaser would have had no obligation to consummate the transactions contemplated by this Agreement.

            Section 9.9 Mitigation. Each Indemnified Party shall use all of its commercially reasonable efforts to mitigate any Losses that an Indemnified Party asserts or is reasonably likely to assert under this Article IX. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, neither VitalWorks nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided through the exercise of such commercially reasonable efforts.

            Section 9.10 Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties' sole and exclusive remedy for monetary damages with respect to the subject matter of this Agreement; other than in the case of fraud by another party. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) for monetary damages known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against VitalWorks or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise); provided, however, that the foregoing shall not limit any available remedy for fraud by another party.

            Section 9.11 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.



                                    ARTICLE X

                                   TERMINATION

            Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by written agreement of Purchaser and VitalWorks;

            (b) by either Purchaser or VitalWorks, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to January 31, 2005 (the "Termination Date") (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); provided, however, that the Termination Date shall automatically be extended for an additional ninety (90) days in the event that all conditions to Closing have been satisfied other than those set forth in
Section 4.1(a) or 4.1(b).

            (c) by either VitalWorks or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

            (d) by Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of VitalWorks set forth in this Agreement shall have occurred that would cause the condition set forth in Section 4.2(a) of this Agreement not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date; or

            (e) by VitalWorks, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the condition set forth in Section 4.3(a) of this Agreement not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date.

            Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties contained in Sections 7.1 ("Information and Documents"), 11.1 ("Notices"), 11.7 ("Public Disclosure"), 11.8 ("Return of Information"), 11.9 ("Expenses") and 11.11 ("Governing Law; Jurisdiction") and Section 10.2(b), and except that nothing herein will relieve any party from Liability for any breach of any covenant set forth in this Agreement prior to such termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

            To VitalWorks:

                  VitalWorks Inc.
                  239 Ethan Allen Highway
                  Ridgefield, CT  06877
                  Telephone: (203) 894-1300
                  Facsimile: (203) 894-1801
                  Attn: Stephen Hicks, Esq.

            and

                  AMICAS, Inc.
                  20 Guest Street
                  Boston, MA 02135-2040
                  Telephone: (617) 779-7878
                  Facsimile: (617) 779-7879
                  Attn: Stephen Kahane
            with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  100 Maiden Lane
                  New York, NY 10038
                  Telephone: (212) 504-6177
                  Facsimile: (212) 504-6666
                  Attn: Michael C. Ryan, Esq.

            to Purchaser:

                  Cerner Corporation
                  2800 Rockcreek Parkway
                  North Kansas City, MO 64117
                  Telephone: (816) 221-1024
                  Facsimile: (816) 474-1742
                  Attn: President

            with a copy to:

                  Cerner Corporation
                  2800 Rockcreek Parkway
                  North Kansas City, MO 64117
                  Telephone: (816) 221-1024
                  Facsimile: (816) 474-1742
                  Attn: General Counsel

            and

                  Shook, Hardy & Bacon LLP
                  2555 Grand Blvd.
                  Kansas City, MO 64108
                  Telephone: (816) 559-2478
                  Facsimile: (816) 421-5547
                  Attn: Craig L. Evans, Esq.

            Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and VitalWorks, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            Section 11.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its rights hereunder to a wholly owned U.S. Subsidiary of Purchaser, provided that no such assignment shall relieve Purchaser of any of its obligations under this Agreement to VitalWorks.

            Section 11.4 Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and (ii) any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

            Section 11.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            Section 11.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, or VitalWorks, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            Section 11.7 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

            Section 11.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to VitalWorks all books and records furnished by VitalWorks or any of its Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

            Section 11.9 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

            Section 11.10 Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by VitalWorks, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

            Section 11.11 Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

            (b) With respect to any suit, action or proceeding relating to this Agreement (each, a "Proceeding"), each party hereto irrevocably (i) agrees and consents to be subject to the jurisdiction of any state or federal court located in the State of Delaware and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party.

            Section 11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            Section 11.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            Section 11.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable,
(a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                       VITALWORKS INC.

                                       By:   /s/ Stephen N. Kahane MD
                                          --------------------------------------
                                          Name:  Stephen N. Kahane MD
                                          Title: President & CEO

                                       CERNER CORPORATION

                                       By:   /s/ Marc G. Naughton
                                          --------------------------------------
                                          Name:  Marc G. Naughton
                                          Title: Chief Financial Officer

                             INDEX OF DEFINED TERMS

A

Acquirer..........................31
Acquisition Proposal...............1
Affected Employees................29
Affiliate..........................1
Agreement..........................2
Allocation Schedule...............35
Anesthesiology Business............1
Applicable Rate...................12
Assumed Contracts..................7
Assumed Liabilities...............10

B

Business...........................1
Business Day.......................2
Business Lockbox..................33

C

Cash Equivalents...................2
Closing............................2
Closing Date......................13
Closing Date Balance Sheet........11
Closing Date LIBOR................12
Code...............................2
Collateral Source.................39
Competitive Activity..............31
Confidentiality Agreement..........2
Controlling Party.................38
Customer Contracts................24

D

Disputed Item.....................11
Division...........................1

E

Employee Plan......................2
Employees.........................23
Employment Obligations............23
Environmental Claim................2
Environmental Law..................2
Environmental Liability............3
Environmental Permit...............3
ERISA..............................3
ERISA Affiliate....................2
Evaluation Material...............27
Excluded Assets....................9
Expenses..........................41

F

Final Determination................3
Final Working Capital.............12
Financial Statements..............17

G

GAAP...............................3
Governing Law; Jurisdiction.......41
Governmental Antitrust Entity.....29
Governmental Authority.............3
Governmental Authorizations........3
Governmental Order.................3

H

Hazardous Materials................3
Hazardous Substances...............3
Hired Employee....................29
HSR Act............................3

I

Indemnified Party.................37
Indemnifying Party................37
Independent Accountant............12
Information and Documents.........41
Intellectual Property..............3
Intellectual Property Licenses.....7
Inventories........................4
IRS................................4

J

June 30 Pro Forma Statement.......16

K

Knowledge of VitalWorks............4

L

Laws...............................4
Leased Real Property...............7
Liabilities........................4
License Agreement.................33
Liens..............................4
Loss..............................36
Losses............................36

M

Material Adverse Effect............4
Material Contracts................19
Medical Business...................1

N

Non Compete Period................31
Notices...........................41

O

Ordinary Course of Business........4

P

Participating Party...............38
Patent Rights......................4
Permitted Encumbrances.............4
Person.............................5
PracticeWorks Agreement............5
Proceeding........................44
Proprietary Rights Agreement......23
Public Disclosure.................41
Purchase Price....................11
Purchased Assets................5, 7
Purchaser..........................1

R

Real Property Leases...............7
Related Agreements................13
Release............................5
Remedial Action....................5
Required Consents.................15
Resolution Period.................12
Retained Liabilities..............11
Return of Information.............41

S

SEC................................5
Straddle Period...................34
Straddle Period Taxes.............34
Subsidiary.........................5

T

Tax................................6
Tax Return.........................6
Taxes..............................6
Termination Date..................40
Third-Party Claim.................37
Top 100 Customers.................24
Trademark Rights...................6
Transfer Tax.......................6
Transfer Taxes.....................6
Transitional Services Agreement...33

V

VitalWorks.........................1
VitalWorks SEC Documents..........24

W

WARN...............................6
Wellogic Agreement.................6
Wells Fargo Credit Facility........6
Working Capital of the Business....6
Working Capital Statement.........11


                                      A-2